Exhibit 10.6
SOLUTIA INC.
ANNUAL INCENTIVE PLAN
Purpose
     This annual incentive plan (the “Plan”) is applicable to those employees of Solutia Inc. (the “Company”) and its subsidiaries who are executive officers of the Company (“Covered Employees”), including members of the Board of Directors who are such employees.
     The Plan is designed to reward, through additional cash compensation, Covered Employees for their significant contribution toward improved profitability and growth of the Company.
Eligibility
     All Covered Employees shall be eligible to be selected to participate in this Plan. The Committee shall select the Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the fiscal year of the Company (or no later than such earlier or later date as may be the applicable deadline (the “Determination Date”) for the establishment of performance goals permitting the compensation payable to such Covered Employee for such year hereunder to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e).
Administration
     The Plan shall be administered by the Executive Compensation and Development Committee of the Board of Directors (the “Board”), or by another committee appointed by the Board (the Executive Compensation and Development Committee of the Board or such other committee, the “Committee”). The Committee shall be comprised exclusively of members of the Board who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation 1.162-27(e)(3). The Committee shall have the authority, subject to the provisions herein, (a) to select employees to participate in the Plan; (b) to establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, and waive rules and regulations for the Plan’s administration; and (e) to make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.
Establishment Of Performance Goals And Award Opportunities
     No later than the Determination Date for each year, the Committee shall establish, in writing, the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the

Committee for such year are attained in whole or in part and if the participant’s employment by the Company or a subsidiary continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each participant. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of Treasury Regulation 1.162-27(e)(2)(iii)(A).
     No later than the Determination Date for each year, the Committee shall establish in writing the performance goals for such year. Such Performance Goals may be based on such factors including, but not limited to: (a) revenue, (b) earnings per Share, (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, or (u) any combination of the foregoing, or such other criteria as the Committee may determine. Performance Goals may be in respect of the performance of the Company, any of its Subsidiaries or Affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.
Maximum Award
     The maximum amount of compensation that may be paid under the Plan to any participant for any year is $7,500,000.
Attainment Of Performance Goals Required
     Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards shall also be contingent upon the participant remaining employed by the Company or a subsidiary of the Company on the date specified by the Committee for such year, provided that if no such date is specified, the payment date of such award. In the event of termination of employment by reason of death during the Plan year or in the event a participant is on a short term leave of absence for such year, an award may be payable under this Plan to the participant or the participant’s estate reflecting the employee’s actual service for such year provided that the applicable performance goals were otherwise satisfied, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.
Committee Certification Contingencies: Payment Of Awards
     Subject to the provisions above relating to death and short term leave of absence, payment of any award under this Plan shall also be contingent upon the Committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable treasury regulations under Code Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise or a Covered Employee elects otherwise in accordance with procedures adopted by the Company, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).
     To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to shareholders for their reapproval with respect to awards payable for the taxable years of the Company commencing on and after 5th anniversary of initial shareholder approval.
Amendment. Termination And Term Of Plan
     The Board of Directors may amend, modify or terminate this Plan at any time. The Plan will remain in effect until terminated by the Board.
Interpretation And Construction
     Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.
Governing Law
     The terms of this Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.